Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

November 6, 2019	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces Third Quarter 2019 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 and other highlights:

•	MFA generated third quarter GAAP net income of $91.8 million, or $0.20 per common share. Core earnings, a non-GAAP financial measure of MFA’s operating performance that is calculated by adjusting GAAP net income to exclude the impact of unrealized gains and losses on certain investments in residential mortgage securities and related hedges, was also $0.20 per common share.

•	GAAP book value per common share during the quarter continued to be stable and was $7.09 at September 30, 2019.

•	Economic book value per common share, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized mark to market gains on residential whole loans held at carrying value for GAAP reporting, was $7.41 at September 30, 2019.

•	MFA acquired, or committed to acquire, approximately $1.1 billion of residential mortgage assets in the third quarter, including $918 million of residential whole loans. In addition, consistent with the ongoing execution of our residential whole loan investment strategy, we provided $100 million of capital to select loan origination partners.

•	Interest income on MFA’s purchased performing loan portfolio increased 14.3% from the prior quarter to $53.6 million, building on the growth observed in this portfolio over the past several quarters.

•	On October 31, 2019, MFA paid its third quarter 2019 dividend of $0.20 per share of common stock to shareholders of record as of September 30, 2019.

Craig Knutson, MFA’s CEO and President, said, “MFA’s investment portfolio activity in the third quarter of 2019 was driven by acquisitions of $1.1 billion of new assets. Our residential whole loan and REO portfolio increased by $548 million, largely due to investments in purchased performing loans. Our growth in purchased performing loans was driven by the acquisition of Non-QM, fix and flip and single-family rental loans. We continue to gain traction on these new acquisition efforts, which involve relationships cultivated over the past two years. Through our willingness and ability to explore and enter into various arrangements, including flow agreements, strategic alliances and also minority equity investments, we have been able to partner with originators to source attractive new investments, while enabling them to grow with support from MFA as a reliable provider of capital. During the quarter we made approximately $100 million of capital contributions to select loan origination partners.”

Mr. Knutson added, “Through our asset selection and hedging strategy, our estimated net effective duration, a gauge of our portfolio’s sensitivity to interest rates, remained relatively low and measured 1.14 at quarter-end. Our portfolio continues to deliver GAAP book value stability. In addition, MFA’s Economic book value was $7.41 at September 30, 2019 and has increased by approximately 1% during 2019. Leverage, which reflects the ratio of our financing obligations to equity, was 2.8:1 at quarter-end, unchanged from the end of the second quarter.”

At September 30, 2019, our investments in residential whole loans totaled $6.4 billion. Of this amount, $5.0 billion is recorded at carrying value and generated a yield of 5.58% during the quarter, and $1.5 billion is recorded at fair value on our consolidated balance sheet. We recorded gains for the quarter on residential whole loans measured at fair value for GAAP reporting purposes of approximately $40.2 million, primarily reflecting coupon interest payments and other cash received during the quarter together with changes in the fair value of the underlying loans. In addition, as of the end of the quarter, we held approximately $376 million of REO properties. MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

MFA’s Legacy Non-Agency MBS had a face amount of $1.7 billion with an amortized cost of $1.1 billion and a net purchase discount of $563.9 million at September 30, 2019. This discount consists of a $462.1 million credit reserve and other-than-temporary impairments and a $101.8 million net accretable discount. We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows. Our Legacy Non-Agency MBS generated a yield of 10.32% for the quarter. The portfolio continues to outperform our credit assumptions and has underlying mortgage loans that are on average approximately thirteen years seasoned and only 10.9% are currently 60 or more days delinquent.

As of September 30, 2019, the Agency MBS portfolio totaled $1.8 billion, had an amortized cost basis of 103.9% of par and generated a yield of 2.32% for the third quarter. At the end of the third quarter, MFA held approximately $828.0 million of RPL/NPL MBS. These securities had an amortized cost basis of 99.94% of par and generated a yield of 5.18% for the quarter.  In addition, our investments in MSR-related assets at September 30, 2019 totaled $1.2 billion and generated a yield of 5.26% for the third quarter. Our investments in CRT securities totaled $377.9 million at September 30, 2019, and generated a yield of 4.36% for the third quarter. During the quarter we opportunistically sold residential mortgage securities for $334.1 million, realizing gains of $17.7 million ($2.9 million of which had been recorded in prior periods as unrealized gains on 30-Year Agency MBS and CRT securities for which we had elected fair value accounting). We realized a loss of $3.7 million on termination of swap hedges ($3.5 million of which had been recorded in prior periods as unrealized losses) in connection with managing our investment in 30-Year Agency MBS, in response to the continued rally in rates that occurred during the quarter.

For the three months ended September 30, 2019, MFA’s costs for compensation and benefits and other general and administrative expenses were $12.9 million, or an annualized 1.52% of stockholders’ equity as of September 30, 2019.

The following table presents MFA’s asset allocation as of September 30, 2019, and the third quarter 2019 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1

ASSET ALLOCATION

At September 30, 2019	Agency MBS	Legacy Non- Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	MSR- Related Assets	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$1,814	$1,570	$828	$378	$4,969	$1,453	$1,164	$785	$12,961
Less Payable for Unsettled Purchases	—	—	—	—	(60)	—	—	—	(60)
Less Repurchase Agreements	(1,676)	(1,232)	(643)	(304)	(3,046)	(679)	(918)	(73)	(8,571)
Less Securitized Debt	—	—	—	—	(139)	(467)	—	—	(606)
Less Convertible Senior Notes	—	—	—	—	—	—	—	(224)	(224)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$138	$338	$185	$74	$1,724	$307	$246	$391	$3,403
Debt/Net Equity Ratio (3)	12.1	x	3.6	x	3.5	x	4.1	x	1.9	x	3.7	x	3.7	x	2.8	x

For the Quarter Ended September 30, 2019
Yield on Average Interest Earning Assets (4)(5)	2.32%	10.32%	5.18%	4.36%	5.58%	N/A	5.26%	5.32%
Less Average Cost of Funds (6)	(2.47)	(3.24)	(3.18)	(3.12)	(3.90)	(3.95)	(3.23)	(3.50)
Net Interest Rate Spread	(0.15)%	7.08%	2.00%	1.24%	1.68%	N/A	2.03%	1.82%

(1)	Includes $2.7 billion of Non-QM loans, $968.9 million of Rehabilitation loans, $366.4 million of Single-family rental loans, $189.0 million of Seasoned performing loans and $718.2 million of Purchased Credit Impaired loans. At September 30, 2019, the total fair value of these loans is estimated to be approximately $5.1 billion.
(2)	Includes cash and cash equivalents and restricted cash, other assets and other liabilities.
(3)	Represents the sum of borrowings under repurchase agreements, securitized debt and payable for unsettled purchases as a multiple of net equity allocated. The numerator of our Total Debt/Net Equity Ratio also includes Convertible Senior Notes and Senior Notes.
(4)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At September 30, 2019, the amortized cost of our interest earning assets were as follows: Agency MBS - $1.8 billion; Legacy Non-Agency MBS - $1.1 billion; RPL/NPL MBS - $824.3 million; Credit Risk Transfer securities - $370.0 million; and Residential Whole Loans at carrying value - $5.0 billion. In addition, the yield for residential whole loans at carrying value was 5.52%, net of 6 basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.
(5)	Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans measured at fair value through earnings in our statement of operations. Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.
(6)	Average cost of funds includes interest on repurchase agreements, the cost of swaps, Convertible Senior Notes and Senior Notes and securitized debt. Agency MBS cost of funds includes 1 basis point and Legacy Non-Agency MBS cost of funds includes 1 basis point associated with swaps to hedge interest rate sensitivity on these assets. Residential Whole Loans at Carrying Value cost of funds includes 3 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At September 30, 2019, MFA’s $3.4 billion of Agency and Legacy Non-Agency MBS were backed by hybrid, adjustable and fixed-rate mortgages. Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 2

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$791	6	20.8%	$948	5	16.3%	$1,739	6	18.2%
2-5 years	87	36	15.5	—	—	—	87	36	15.5
> 5 years	8	68	39.6	—	—	—	8	68	39.6
ARM-MBS Total	$886	10	20.4%	$948	5	16.3%	$1,834	7	18.2%
15-year fixed (6)	$614		10.5%	$1		15.0%	$615		10.6%
30-year fixed (6)	313		32.9	574		12.6	887		19.2
40-year fixed (6)	—		—	44		15.1	44		15.1
Fixed-Rate Total	$927		17.1%	$619		12.8%	$1,546		15.4%
MBS Total	$1,813		18.6%	$1,567		14.9%	$3,380		16.9%

(1)	Excludes $828.0 million of RPL/NPL MBS.
(2)	Does not include principal payments receivable of $965,000.
(3)	Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps. Months to Reset does not reflect scheduled amortization or prepayments.
(4)	3 month average CPR weighted by positions as of beginning of each month in the quarter.
(5)	Amounts presented are based on origination data. Includes floating-rate MBS that may be collateralized by fixed-rate mortgages. In addition, underlying loans may have been modified to be fixed or step rate.
(6)	Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Wednesday, November 6, 2019, at 10:00 a.m. (Eastern Time) to discuss its third quarter 2019 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows or, in certain circumstances, other-than-temporary impairment on certain Legacy Non-Agency MBS purchased at a discount; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	September 30, 2019	December 31, 2018
	(Unaudited)
Assets:
Residential mortgage securities:
Agency MBS, at fair value ($1,809,380 and $2,575,331 pledged as collateral, respectively)	$1,813,873	$2,698,213
Non-Agency MBS, at fair value ($2,389,549 and $3,248,900 pledged as collateral, respectively)	2,397,789	3,318,299
Credit Risk Transfer (“CRT”) securities, at fair value ($377,779 and $480,315 pledged as collateral, respectively)	377,892	492,821
Residential whole loans, at carrying value ($3,657,830 and $1,645,372 pledged as collateral, respectively) (1)	4,969,414	3,016,715
Residential whole loans, at fair value ($835,762 and $738,638 pledged as collateral, respectively) (1)	1,453,169	1,665,978
Mortgage servicing rights (“MSR”) related assets ($1,164,284 and $611,807 pledged as collateral, respectively)	1,164,284	611,807
Cash and cash equivalents	154,193	51,965
Restricted cash	38,998	36,744
Other assets	735,209	527,785
Total Assets	$13,104,821	$12,420,327

Liabilities:
Repurchase agreements	$8,571,422	$7,879,087
Other liabilities	1,129,973	1,125,139
Total Liabilities	$9,701,395	$9,004,226

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	80	80
Common stock, $.01 par value; 886,950 shares authorized; 451,692 and 449,787 shares issued and outstanding, respectively	4,517	4,498
Additional paid-in capital, in excess of par	3,634,140	3,623,275
Accumulated deficit	(637,161)	(632,040)
Accumulated other comprehensive income	401,850	420,288
Total Stockholders’ Equity	$3,403,426	$3,416,101
Total Liabilities and Stockholders’ Equity	$13,104,821	$12,420,327

(1)	Includes approximately $189.9 million and $209.4 million of Residential whole loans, at carrying value and $593.3 million and $694.7 million of Residential whole loans, at fair value transferred to consolidated VIEs at September 30, 2019 and December 31, 2018, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2019	2018	2019	2018
	(Unaudited)
Interest Income:
Agency MBS	$11,806	$14,332	$45,521	$42,795
Non-Agency MBS	44,582	58,667	150,610	169,812
CRT securities	4,251	7,748	15,545	25,939
Residential whole loans held at carrying value	64,226	29,524	171,725	61,788
MSR-related assets	15,274	6,407	38,232	20,249
Cash and cash equivalent investments	903	754	2,703	2,348
Other interest-earning assets	1,679	—	4,272	—
Interest Income	$142,721	$117,432	$428,608	$322,931

Interest Expense:
Repurchase agreements	$74,240	$50,881	$220,939	$142,832
Other interest expense	11,583	7,997	28,954	18,410
Interest Expense	$85,823	$58,878	$249,893	$161,242

Net Interest Income	$56,898	$58,554	$178,715	$161,689

Other Income, net:
Net gain on residential whole loans measured at fair value through earnings	$40,175	$34,942	$116,915	$105,883
Net realized gain on sales of residential mortgage securities	17,708	16,415	50,027	32,661
Net unrealized (loss)/gain on residential mortgage securities measured at fair value through earnings	(571)	(8,545)	8,101	(11,776)
Net (loss)/gain on Swaps not designated as hedges for accounting purposes	(929)	4,002	(17,267)	4,355
Other, net	6,046	1,545	12,684	5,902
Other Income, net	$62,429	$48,359	$170,460	$137,025

Operating and Other Expense:
Compensation and benefits	$7,920	$6,868	$24,315	$20,654
Other general and administrative expense	5,022	4,155	15,601	13,569
Loan servicing and other related operating expenses	10,786	8,758	31,763	23,569
Operating and Other Expense	$23,728	$19,781	$71,679	$57,792

Net Income	$95,599	$87,132	$277,496	$240,922
Less Preferred Stock Dividends	3,750	3,750	11,250	11,250
Net Income Available to Common Stock and Participating Securities	$91,849	$83,382	$266,246	$229,672

Basic Earnings per Common Share	$0.20	$0.19	$0.59	$0.56
Diluted Earnings per Common Share	$0.20	$0.19	$0.58	$0.56

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.60	$0.60

Non-GAAP Financial Measures

Reconciliation of GAAP net income available to common stock and participating securities to non-GAAP Core earnings

“Core earnings” is a non-GAAP financial measure of our operating performance, within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Core earnings excludes certain unrealized gains and losses on investments in residential mortgage securities and related hedges that we are required to include in GAAP Net Income each period because management believes that these items, which to date have typically resulted from short-term market volatility or other market technical factors and not due to changes in fundamental asset cash flows, are not reflective of the economic income generated by our investment portfolio. Accordingly, we believe that the adjustments to compute Core earnings specified below better allow investors and analysts to evaluate our financial results, including by analyzing changes in our Core earnings between periods. In addition to using Core earnings in the evaluation of investment portfolio performance over time, Management considers estimates of periodic Core earnings as an input to the determination of the level of quarterly dividends to common shareholders that are recommended to the Board of Directors for approval and in its forecasting and decision-making processes relating to the allocation of capital between different asset classes.

We believe that Core earnings provides useful supplemental information to both management and investors in evaluating our financial results. Core earnings should be used in conjunction with results presented in accordance with GAAP. Core earnings does not represent and should not be considered as a substitute for Net Income or Cash Flows from Operating Activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP net income available to common stock and participating securities to our non-GAAP Core earnings for the three months ended September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018:

	Three Months Ended
(In Thousands, Except Per Share Amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Unaudited)
GAAP Net income to common stockholders - basic	$91,569	$89,014	$84,851	$56,888
Adjustments:
Unrealized (gain)/loss on CRT securities measured at fair value through earnings	(83)	2,040	(2,690)	27,246
Unrealized net (gain)/loss on Agency MBS measured at fair value through earnings and related swaps that are not accounted for as hedging transactions	(2,074)	(918)	(4,840)	11,758
Total adjustments	$(2,157)	$1,122	$(7,530)	$39,004
Core earnings	$89,412	$90,136	$77,321	$95,892

GAAP earnings per common share	$0.20	$0.20	$0.19	$0.13
Core earnings per common share	$0.20	$0.20	$0.17	$0.21
Weighted average common shares for basic earnings per share	451,020	450,538	450,358	449,559

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. This adjustment is also reflected in the Company’s end of period stockholders’ equity in the table below. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate the Company’s financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share as of September 30, 2019 and December 31, 2018:

(In Thousands, Except Per Share Amounts)	September 30, 2019	December 31, 2018
GAAP Total Stockholders’ Equity	$3,403,426	$3,416,101
Preferred Stock, liquidation preference	(200,000)	(200,000)
GAAP Stockholders’ Equity for book value per common share	3,203,426	3,216,101
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	145,807	87,686

Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value	$3,349,233	$3,303,787

GAAP book value per common share	$7.09	$7.15
Economic book value per common share	$7.41	$7.35
Number of shares of common stock outstanding	451,692	449,787